Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Bloomfield Hills, MI, February 21, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2018. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Full Year 2018 Financial and Operating Highlights:

▪	Invested or committed $681.5 million in 241 retail net lease properties
▪	Completed eight development and Partner Capital Solutions (“PCS”) projects
▪	Increased rental revenue 26.4% to $133.1 million
▪	Net Income per share attributable to the Company decreased 14.3% to $1.78
▪	Net Income attributable to the Company increased 0.1% to $58.2 million
▪	Increased Funds from Operations (“FFO”) per share 4.9% to $2.85
▪	Increased FFO 22.5% to $93.4 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 4.9% to $2.83
▪	Increased AFFO 22.4% to $92.7 million
▪	Declared dividends of $2.155 per share, a 6.4% year-over-year increase
▪	Balance sheet well-positioned at 4.7 times net debt to recurring EBITDA

Fourth Quarter 2018 Financial and Operating Highlights:

▪	Invested $262.8 million in 139 retail net lease properties
▪	Completed a sale-leaseback transaction with Sherwin-Williams totaling approximately $142 million
▪	Commenced three development and PCS projects
▪	Increased rental revenue 27.1% to $36.4 million
▪	Net Income per share attributable to the Company decreased 32.5% to $0.37
▪	Net Income attributable to the Company decreased 19.9% to $13.2 million
▪	Increased FFO per share 1.2% to $0.72
▪	Increased FFO 20.0% to $25.6 million
▪	Increased AFFO per share 2.2% to $0.71
▪	Increased AFFO 21.2% to $25.4 million
▪	Declared a quarterly dividend of $0.555 per share, a 6.7% year-over-year increase
▪	Closed $100.0 million seven-year unsecured term loan at an interest rate of 4.26%
▪	Raised $181.2 million in gross proceeds from the issuance of 3.1 million common shares

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended December 31, 2018 increased 27.1% to $36.4 million, compared to total rental revenue of $28.6 million for the comparable period in 2017.

Total rental revenue for the twelve months ended December 31, 2018 increased 26.4% to $133.1 million, compared to total rental revenue of $105.3 million for the comparable period in 2017.

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Net Income

Net Income attributable to the Company for the three months ended December 31, 2018 decreased 19.9% to $13.2 million, compared to $16.5 million for the comparable period in 2017. Net Income per share attributable to the Company for the three months ended December 31, 2018 decreased 32.5% to $0.37, compared to $0.55 per share for the comparable period in 2017.

Net income attributable to the Company for the twelve months ended December 31, 2018 increased 0.1% to $58.2 million, compared to $58.1 million for the comparable period in 2017. Net income per share attributable to the Company for the twelve months ended December 31, 2018 decreased 14.3% to $1.78, compared to $2.08 per share for the comparable period in 2017.

Funds from Operations

FFO for the three months ended December 31, 2018 increased 20.0% to $25.6 million, compared to FFO of $21.3 million for the comparable period in 2017. FFO per share for the three months ended December 31, 2018 increased 1.2% to $0.72, compared to FFO per share of $0.71 for the comparable period in 2017.

FFO for the twelve months ended December 31, 2018 increased 22.5% to $93.4 million, compared to FFO of $76.3 million for the comparable period in 2017. FFO per share for the twelve months ended December 31, 2018 increased 4.9% to $2.85, compared to FFO per share of $2.72 for the comparable period in 2017.

Adjusted Funds from Operations

AFFO for the three months ended December 31, 2018 increased 21.2% to $25.4 million, compared to AFFO of $20.9 million for the comparable period in 2017. AFFO per share for the three months ended December 31, 2018 increased 2.2% to $0.71, compared to AFFO per share of $0.70 for the comparable period in 2017.

AFFO for the twelve months ended December 31, 2018 increased 22.4% to $92.7 million, compared to AFFO of $75.7 million for the comparable period in 2017. AFFO per share for the twelve months ended December 31, 2018 increased 4.9% to $2.83, compared to AFFO per share of $2.70 for the comparable period in 2017.

Dividend

The Company paid a cash dividend of $0.555 per share on January 4, 2019 to stockholders of record on December 21, 2018, a 6.7% increase over the $0.520 quarterly dividend declared in the fourth quarter of 2017. The quarterly dividend represents payout ratios of approximately 77% of FFO per share and 78% of AFFO per share, respectively.

For the twelve months ended December 31, 2018, the Company declared dividends of $2.155 per share, a 6.4% increase over the dividends of $2.025 per share declared for the comparable period in 2017. The dividend represents payout ratios of approximately 76% of FFO per share and AFFO per share, respectively.

CEO Comments

“We are very pleased with our performance in 2018 as we demonstrated continued execution across all phases of our business. Record investment activity and opportunistic dispositions served to further solidify our industry-leading portfolio,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “Our balance sheet discipline has again positioned our dynamic company for continued growth.”

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Portfolio Update

As of December 31, 2018, the Company’s portfolio consisted of 645 properties located in 46 states totaling 11.2 million square feet of gross leasable space.

The portfolio was approximately 99.8% leased, had a weighted-average remaining lease term of approximately 10.2 years, and generated approximately 51.4% of annualized base rents from investment grade retail tenants or parent entities thereof.

Ground Lease Portfolio

As of December 31, 2018, the Company’s ground lease portfolio consisted of 52 properties located in 19 states and totaled 1.7 million square feet of gross leasable space. Properties ground leased to tenants expanded to 9.0% of annualized base rents.

Ground leased assets acquired during the quarter include a Walmart Supercenter in Franklin, Ohio and a Home Depot in Forked River, New Jersey.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 11.4 years, and generated approximately 88.5% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the fourth quarter of 2018 was approximately $255.9 million and included 129 assets net leased to notable retailers operating in the off-price retail, home improvement, convenience store, auto parts, and tire and auto service sectors. The properties are located in 29 states and leased to tenants operating in 15 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.7% and had a weighted-average remaining lease term of approximately 12.5 years.

For the twelve months ended December 31, 2018, total acquisition volume was approximately $607.0 million and included 225 high-quality retail net lease assets. The properties are located in 37 states and leased to 55 diverse tenants who operate in 22 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.0% and had a weighted-average remaining lease term of approximately 12.4 years.

The Company’s outlook for acquisition volume in 2019, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is between $350 and $400 million of high-quality retail net lease properties.

Dispositions

During the fourth quarter, the Company sold four properties for gross proceeds of approximately $5.8 million. The dispositions were completed at a weighted-average capitalization rate of 8.3%.

For the twelve months ended December 31, 2018, the Company divested 21 properties for total gross proceeds of $67.6 million. The weighted-average capitalization rate of the dispositions was 7.5%. Total disposition volume for the year included a tenant that exercised its option to purchase a property which had previously been ground leased from the Company. The option to purchase was exercised during the first quarter at a predetermined contractual price of $3.9 million.

The Company’s disposition guidance for 2019 is between $25 million to $75 million.

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Development and Partner Capital Solutions

The Company commenced three new development and PCS projects during the fourth quarter, with total anticipated costs of approximately $14.8 million. The projects consist of the Company’s first development with Gerber Collision in Round Lake, Illinois; the Company’s third project with Sunbelt Rentals in Georgetown, Kentucky; and the Company’s redevelopment of the former Kmart space in Frankfort, Kentucky for ALDI, Big Lots and Harbor Freight Tools.

Construction continued during the fourth quarter on five projects with total anticipated costs of approximately $14.1 million. The projects include the Company’s first two developments with Sunbelt Rentals in Batavia and Maumee, Ohio; the Company’s third and fourth developments with Mister Car Wash in Orlando and Tavares, Florida; and the Company’s redevelopment of the former Kmart space in Mount Pleasant, Michigan for Hobby Lobby.

For the twelve months ended December 31, 2018, the Company had 16 development or PCS projects completed or under construction. Anticipated total costs are approximately $74.4 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q1 2018	Completed
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q1 2018	Completed
Burger King(1)	North Ridgeville, OH	Build-to-Suit	20 years	Q1 2018	Completed
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Completed
Camping World	Grand Rapids, MI	Build-to-Suit	20 years	Q2 2018	Completed
ALDI	Chickasha, OK	Build-to-Suit	10 years	Q3 2018	Completed
Burger King(1)	Aurora, IL	Build-to-Suit	20 years	Q3 2018	Completed
Burlington Coat Factory	Nampa, ID	Build-to-Suit	15 years	Q3 2018	Completed
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q1 2019	Under Construction
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q1 2019	Under Construction
Sunbelt Rentals	Batavia, OH	Build-to-Suit	10 years	Q1 2019	Under Construction
Sunbelt Rentals	Maumee, OH	Build-to-Suit	10 years	Q1 2019	Under Construction
Sunbelt Rentals	Georgetown, KY	Build-to-Suit	15 years	Q3 2019	Under Construction
Gerber Collision	Round Lake, IL	Build-to-Suit	15 years	Q3 2019	Under Construction
Hobby Lobby	Mt. Pleasant, MI	Build-to-Suit	15 years	Q4 2019	Under Construction
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q2 2020	Under Construction

(1)	Franchise restaurant operated by TOMS King, LLC.

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Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 90,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 30,000-square foot TJ Maxx in Logan, Utah.

For the twelve months ended December 31, 2018, the Company executed new leases, extensions or options on approximately 331,000 square feet of gross leasable area throughout the existing portfolio.

At year end, the Company’s 2019 lease maturities represented 1.6% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2018, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2019	11	2,565	1.6%	156	1.4%
2020	19	3,219	2.0%	232	2.1%
2021	26	5,228	3.3%	314	2.8%
2022	23	4,358	2.8%	383	3.4%
2023	38	6,952	4.4%	691	6.2%
2024	36	10,130	6.4%	1,006	9.0%
2025	40	9,440	6.0%	877	7.8%
2026	54	9,133	5.8%	932	8.3%
2027	50	11,420	7.2%	748	6.7%
2028	48	14,351	9.1%	1,101	9.8%
Thereafter	367	80,841	51.4%	4,797	42.5%
Total Portfolio	712	$157,637	100.0%	11,237	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2018.

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Top Tenants

The Company added Sherwin-Williams and Burlington Coat Factory to its top tenants in the fourth quarter of 2018. As of December 31, 2018, PetSmart is no longer among the Company’s top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2018:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Sherwin-Williams	$9,520	6.0%
Walgreens	8,445	5.4%
Walmart	6,092	3.9%
LA Fitness	5,063	3.2%
TJX Companies	4,541	2.9%
Tractor Supply	4,323	2.7%
Lowe's	4,215	2.7%
CVS	3,397	2.2%
Dollar General	3,342	2.1%
O'Reilly Auto Parts	3,156	2.0%
Mister Car Wash	3,141	2.0%
Dave & Buster's	3,052	1.9%
Best Buy	2,979	1.9%
AutoZone	2,832	1.8%
Wawa	2,664	1.7%
Hobby Lobby	2,621	1.7%
Burlington Coat Factory	2,572	1.6%
Dollar Tree	2,437	1.5%
AMC	2,388	1.5%
Other(2)	80,857	51.3%
Total Portfolio	$157,637	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended December 31, 2018.

(1)	Represents annualized straight-line rent as of December 31, 2018.
(2)	Includes tenants generating less than 1.5% of annualized base rent.

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Retail Sectors

The following table presents annualized base rents for the Company’s top retail sectors that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2018:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Home Improvement	$17,434	11.1%
Pharmacy	13,428	8.5%
Tire and Auto Service	11,914	7.6%
Grocery Stores	9,897	6.3%
Off-Price Retail	9,002	5.7%
Health and Fitness	8,104	5.1%
Auto Parts	7,217	4.6%
Convenience Stores	7,127	4.5%
Restaurants - Quick Service	6,456	4.1%
General Merchandise	5,924	3.8%
Farm and Rural Supply	5,425	3.4%
Crafts and Novelties	5,000	3.2%
Dollar Stores	4,570	2.9%
Home Furnishings	4,360	2.8%
Consumer Electronics	4,335	2.7%
Specialty Retail	4,296	2.7%
Other(2)	33,148	21.0%
Total Portfolio	$157,637	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2018.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

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Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2018:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Michigan	$15,339	9.7%
Texas	13,067	8.3%
Florida	10,193	6.5%
Illinois	9,163	5.8%
Ohio	8,522	5.4%
New Jersey	7,005	4.4%
Pennsylvania	6,215	3.9%
Georgia	6,153	3.9%
Louisiana	5,595	3.5%
Missouri	5,260	3.3%
North Carolina	4,643	2.9%
Virginia	4,255	2.7%
Mississippi	4,139	2.6%
Kansas	3,973	2.5%
Other(2)	54,115	34.6%
Total Portfolio	$157,637	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of December 31, 2018.
(2)	Includes states generating less than 2.5% of annualized base rent.

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Capital Markets and Balance Sheet

Capital Markets

During 2018, the Company executed numerous capital markets transactions to fund strategic growth and maintain a fortified balance sheet:

▪	In March 2018, the Company completed a follow-on public offering of 3,450,000 shares of common stock in connection with a forward sale agreement. The Company settled the entirety of the forward equity offering in September and received net proceeds of $160.2 million.

▪	In July 2018, the Company partially exercised the accordion option of its unsecured revolving credit facility and increased its borrowing capacity from $250 million to $325 million. The Company had $19.0 million of outstanding borrowings on the revolving credit facility at year end.

▪	In September 2018, the Company completed a follow-on public offering of 3,500,000 shares of common stock in connection with a forward sale agreement. Upon settlement, the offering is anticipated to raise net proceeds of approximately $190.0 million after deducting fees and expenses. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchaser.

▪	In September 2018, the Company completed a private placement of $125.0 million principal amount of senior unsecured notes. The notes have a 12-year term, maturing on September 26, 2030, priced at a fixed interest rate of 4.32%.

▪	In November 2018, the Company entered into a pricing amendment in connection with its $40 million unsecured term loan maturing July 1, 2023. As a result of the amendment, the interest rate on the unsecured term loan was reduced to a fixed rate of 2.40%, from a previous fixed rate of 3.05%.

▪	In December 2018, the Company entered into a pricing amendment in connection with its $65 million and $35 million unsecured term loans maturing January 15, 2024. As a result of the amendment, the interest rate on the unsecured term loans was reduced to a fixed rate of 3.13%, from a previous fixed rate of 3.78%.

▪	In December 2018, the Company entered into an agreement for a $100 million unsecured term loan. The term loan has a seven-year term, maturing on January 15, 2026 with an interest rate based on a pricing grid over LIBOR, determined by the Company’s credit rating. In conjunction with the new term loan, the Company has fixed LIBOR over the seven-year period, and based on the Company’s current credit rating, the term loan’s interest rate is 4.26%.

▪	In December 2018, the Company issued 3,057,263 shares of common stock through its at-the-market equity program (“ATM program”) at an average price of $59.28, raising gross proceeds of approximately $181.2 million.

Balance Sheet

As of December 31, 2018, the Company’s net debt to recurring EBITDA was 4.7 times and its fixed charge coverage ratio was 4.0 times. The Company’s total debt to enterprise value was 24.9%. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and twelve months ended December 31, 2018, the Company’s fully diluted weighted-average shares outstanding were 35.2 million and 32.4 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2018 were 34.9 million and 32.1 million, respectively.

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For the three and twelve months ended December 31, 2018, the Company’s fully diluted weighted-average shares and units outstanding were 35.5 million and 32.7 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2018 were 35.2 million and 32.4 million, respectively.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2018, there were 347,619 operating partnership units outstanding and the Company held a 99.1% interest in the operating partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Friday, February 22, 2019 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2018, the Company owned and operated a portfolio of 645 properties, located in 46 states and containing approximately 11.2 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company’s website at www.agreerealty.com.

All information in this press release is as of February 21, 2019. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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Agree Realty Corporation
Consolidated Balance Sheet

($ in thousands, except share and per-share data)

	December 31, 2018	December 31, 2017
Assets:
Real Estate Investments:
Land	$553,704	$405,457
Buildings	1,194,985	868,396
Accumulated depreciation	(100,312)	(85,239)
Property under development	12,957	25,402
Net real estate investments	1,661,334	1,214,016
Real estate held for sale, net	-	2,420
Cash and cash equivalents	53,955	50,807
Cash held in escrows	20	7,975
Accounts receivable - tenants, net of allowance of $289 and $296 for possible losses at December 31, 2018 and December 31, 2017, respectively	21,547	15,477
Credit facility finance costs, net of accumulated amortization of $886 and $433 at December 31, 2018 and December 31, 2017, respectively	1,126	1,174
Leasing costs, net of accumulated amortization of $901 and $814 at December 31, 2018 and December 31, 2017, respectively	2,652	1,583
Lease intangibles, net of accumulated amortization of $62,543 and $41,390 at December 31, 2018 and December 31, 2017, respectively	280,153	195,158
Interest rate swaps	2,539	1,592
Other assets, net	4,863	4,432
Total Assets	$2,028,189	$1,494,634

Liabilities:
Mortgage notes payable, net	$60,926	$88,270
Unsecured term loans, net	256,419	158,171
Senior unsecured notes, net	384,064	259,122
Unsecured revolving credit facility	19,000	14,000
Dividends and distributions payable	21,031	16,303
Deferred revenue	4,627	1,837
Accrued interest payable	4,779	3,412
Accounts payable and accrued expenses	9,897	11,165
Lease intangibles, net of accumulated amortization of $15,177 and $11,357 at December 31, 2018 and December 31, 2017, respectively	27,218	30,350
Interest rate swaps	1,135	242
Deferred income taxes	475	475
Tenant deposits	132	97
Total Liabilities	$789,703	$583,444

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 37,545,790 and 31,004,900 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	$4	$3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,277,592	936,046
Dividends in excess of net income	(42,945)	(28,763)
Accumulated other comprehensive income (loss)	1,424	1,375
Equity - Agree Realty Corporation	$1,236,075	$908,661
Non-controlling interest	2,411	2,529
Total Equity	$1,238,486	$911,190
Total Liabilities and Equity	$2,028,189	$1,494,634

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Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Revenues
Minimum rents	$36,319	$28,574	$132,814	$105,074
Percentage rents	46	32	261	244
Operating cost reimbursement	4,272	2,735	14,887	10,752
Other	66	186	233	485
Total Revenues	$40,703	$31,527	$148,195	$116,555

Operating Expenses
Real estate taxes	$3,024	$2,216	$10,721	$8,204
Property operating expenses	1,611	968	5,645	3,610
Land lease expense	133	163	645	653
General and administrative	3,172	2,423	12,165	9,722
Depreciation and amortization	11,955	8,796	43,698	31,752
Provision for impairment	668	-	2,319	-
Total Operating Expenses	$20,563	$14,566	$75,193	$53,941

Income from Operations	$20,140	$16,961	$73,002	$62,614

Other (Expense) Income
Interest expense, net	$(6,908)	$(4,923)	$(24,872)	$(18,137)
Gain (loss) on sale of assets, net	231	4,147	11,180	14,193
Income tax expense	(125)	139	(516)	(227)
Other (expense) income	-	347	4	347

Net Income	$13,338	$16,671	$58,798	$58,790

Less Net Income Attributable to Non-Controlling Interest	128	176	626	678

Net Income Attributable to Agree Realty Corporation	$13,210	$16,495	$58,172	$58,112

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.38	$0.55	$1.80	$2.09
Diluted	$0.37	$0.55	$1.78	$2.08

Other Comprehensive Income
Net Income	$13,338	$16,671	$58,798	$58,790
Other Comprehensive Income (Loss) - Change in Fair Value of Interest Rate Swaps	(3,113)	1,402	54	1,935
Total Comprehensive Income	10,225	18,073	58,852	60,725
Comprehensive Income Attributable to Non-Controlling Interest	(100)	(209)	(631)	(702)
Comprehensive Income Attributable to Agree Realty Corporation	$10,125	$17,864	$58,221	$60,023

Weighted Average Number of Common Shares Outstanding - Basic	34,856,396	29,537,603	32,070,255	27,625,102
Weighted Average Number of Common Shares Outstanding - Diluted	35,179,168	29,616,353	32,401,122	27,700,347

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Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO

($ in thousands, except share and per-share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Net Income	$13,338	$16,671	$58,798	$58,790
Depreciation of rental real estate assets	6,808	5,220	24,553	19,507
Amortization of leasing costs	18	43	191	163
Amortization of lease intangibles	4,987	3,534	18,748	12,004
(Gain) loss on sale of assets, net	(231)	(4,147)	(11,180)	(14,193)
Provision for impairment	668	-	2,319	-
Funds from Operations	$25,588	$21,321	$93,429	$76,271
Straight-line accrued rent	(1,305)	(1,004)	(4,648)	(3,548)
Deferred tax expense (benefit)	-	(230)	-	(230)
Stock based compensation expense	852	691	3,227	2,589
Amortization of financing costs	145	147	578	574
Non-real estate depreciation	82	(1)	146	78
Adjusted Funds from Operations	$25,362	$20,924	$92,732	$75,734

Funds from Operations per common share - Basic	$0.73	$0.71	$2.88	$2.73
Funds from Operations per common share - Diluted	$0.72	$0.71	$2.85	$2.72

Adjusted Funds from Operations per common share - Basic	$0.72	$0.70	$2.86	$2.71
Adjusted Funds from Operations per common share - Diluted	$0.71	$0.70	$2.83	$2.70

Weighted Average Number of Common Shares and Units Outstanding - Basic	35,204,015	29,885,222	32,417,874	27,972,721
Weighted Average Number of Common Shares and Units Outstanding - Diluted	35,526,787	29,963,973	32,748,741	28,047,966

Supplemental Information:
Scheduled principal repayments	$850	$808	$3,337	$3,151
Capitalized interest	67	273	448	570
Capitalized building improvements	594	1,154	1,635	1,230

Non-GAAP Financial Measures

Funds from Operations ("FFO")

The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by Nareit in April 2002, as revised in 2011 and 2018, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company’s calculation of FFO may not be comparable to FFO reported by other REITs that interpret the Nareit definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered an alternative to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

To align the Company's computation of FFO with the standards established by Nareit's white paper entitled “Nareit Funds From Operations White Paper – 2018 Restatement” published in December 2018, the Company intends to modify its computation of FFO beginning in the first quarter of 2019 to calculate Nareit FFO without adding back the amortization of above and below market lease intangibles ("Nareit FFO"). In addition, the Company will introduce a new operating measure, called Core Funds From Operations ("Core FFO"), in the first quarter of 2019 which it will include in its financial reports in 2019 along with Nareit FFO and Adjusted Funds From Operations (“AFFO”). The Company believes that its Core FFO will more accurately compare its performance to its peers. For more information, please reference the Company's Form 8-K filed with the SEC on December 10, 2018.

Adjusted Funds from Operations

The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company’s calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

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Agree Realty Corporation
Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended December 31,
	2018
Net Income	$13,338
Interest expense, net	6,908
Income tax expense	125
Depreciation of rental real estate assets	6,808
Amortization of leasing costs	18
Amortization of lease intangibles	4,987
Non-real estate depreciation	82
(Gain) loss on sale of assets, net	(231)
Provision for impairment	668
EBITDAre	$32,703

Run-Rate Impact of Investment and Disposition Activity	$3,272
Other expense (income)	-
Recurring EBITDA	$35,975

Annualized Recurring EBITDA	$143,900

Total Debt	$724,063
Cash, cash equivalents and cash held in escrows	(53,975)
Net Debt	$670,088

Net Debt to Recurring EBITDA	4.7	x

Non-GAAP Financial Measures

EBITDAre

The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company considers the non-GAAP measure of recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our recurring EBITDA may not be comparable to recurring EBITDA reported by other companies that have a different interpretation of the definition of recurring EBITDA. Our ratio of net debt to recurring EBITDA, which is used by the Company as a measure of leverage, is calculated by taking recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. Net Debt is a measure that represents total debt less cash, cash equivalents and cash held in escrows. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company.

Any differences are a result of rounding.

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